EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 4th day of January, 2011.

BETWEEN:

GREEN CARBON TECHNOLOGIES CORP., a body corporate incorporated under the state of Nevada and having its registered office at 1802 North Carson Street, Suite 212, Carson City, Nevada 89701

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

CHARLES RENDINA, of 1991 Lake Whatcom Blvd. Bellingham, Washington 98229

(hereinafter called the “Executive”)

OF THE SECOND PART

WHEREAS the Company carries on business as a green technology development company;

AND WHEREAS the Executive has skills and experience sought by the Company;

AND WHEREAS the Company wishes to employ the Executive and the Executive wishes to be employed by the Company on the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1. TERMS OF EMPLOYMENT

(a) Position. The Company hereby agrees to retain the Executive and the Executive agrees to serve the Company in the capacity of President and Chief Executive Officer, under the provisions of this Agreement during the term hereof.

(b) Effective Date and Term of Agreement. The Executive’s term of employment under this Agreement will commence on May 10, 2011 (the “Effective Date”) and will continue in effect until terminated in accordance with the terms of this Agreement.

(c) Responsibilities and Duties. The Executive’s title will be President and Chief Executive Officer of the Company and his duties are to perform the services and obligations of the President and Chief Executive Officer of the Company, including the normal duties and responsibilities as would be consistent with the position of President and Chief Executive Officer, but always subject to the direction from time to time by the Board of Directors of the Company (the “Board”). Throughout the term of this Agreement, the Executive will diligently and faithfully perform his duties to the best of his ability, and will use his best efforts to promote the interests and goodwill of the Company. The Executive will not, during the term of this Agreement, take any action involving the Company inconsistent with, or detrimental to, the relationship of President and Chief Executive Officer to the Company.

(d) Location.  It is agreed by the parties that the Executive will conduct business from his office in Bellingham Washington and that it shall not be a condition of employment that the Executive relocate to any other location.

(e) Other Directorships/Positions. During the term of this Agreement, the Executive will devote such of his working time, services, skill, ability, attention and energies to his duties and responsibilities to the Company hereunder and to serve at all times with loyalty and honesty in the best interests of the Company.  Until such time as the Company is able to pay a salary acceptable to the Executive he will be permitted to maintain such directorships and other positions as may be in the Executive’s sole discretion desirable.

(f) Compliance with Policies. The Executive agrees to comply with all the Company’s current and future, as applicable, policies and procedures of the Company. The Executive will be provided with copies of any Company policies prior to the Effective Date and all future policies, as applicable, upon their adoption by the Company, as provided by the Board in writing.

2. COMPENSATION

(a) Annual Salary. If the Company is successful in its financings objectives the Company agrees to pay the Executive and the Executive agrees to accept as remuneration for services hereunder an annual salary in the amount of $180,000, as amended from time to time in accordance with subsection (b) (the “Salary”), payable by semi-monthly instalments, exclusive of any other benefits referred to in this Agreement. For greater certainty, Salary as referred to in this Agreement will not include any other payments, share options or benefits contemplated by this Agreement.

(b) Salary Review. The parties agree that the Board will review the Salary not less frequently than on an annual basis and will make any adjustments it determines are reasonable in the sole discretion of the Board, or applicable committee of the Board.

3. INCENTIVE COMPENSATION

(a) Options.  The Company has granted the Executive 200,000 shares of common stock at a price of $0.005 per share as partial compensation and as a bonus for accepting the position. The Board  may grant  options, from time to time, as determined by the Board, in its sole discretion, all such options granted and which may be granted, being subject to any  Company stock option plan and in compliance with all applicable laws and policies of regulatory bodies which have jurisdiction over the affairs of the Company.

(b) Additional Incentive Programs. The Executive will be entitled to participate in any additional incentive programs, including, without limiting the generality of the foregoing, current or future share purchase plans, share bonus plans or financial assistance plans, in accordance with and on terms and conditions determined by the Directors in their sole discretion from time to time.  The Executive acknowledges that his participation in these plans or programs will be to such extent and in such amounts as the Board in its sole discretion may decide from time to time.  Any amounts which the Executive may be entitled to under any such plan or program will not, for the purposes of this Agreement, be treated as annual Salary.  The Executive agrees that the Company, in its sole discretion may determine, substitute, reduce, modify or, if necessary, eliminate any such plans or programs at any time following reasonable notice to the Executive and opportunity to discuss significant changes.  All such plans or programs will be governed by the policies of the regulatory bodies which have jurisdiction over the affairs of the Company.

(c) Bonuses.  The Company may pay a bonus to the Executive from time to time, in accordance with and on terms and conditions determined by the Board in its sole discretion.

4. BENEFITS

(a) Participation in Employee Benefit Programs. The Executive will be entitled to participate in any employee benefit programs maintained by the Company

(b) Vehicle.  In the event that the Executive requires use of a vehicle during the course of his employment, the Executive shall rent or lease a vehicle at the Company’s expense.  In the event the Executive requires use of a vehicle in a location at which he has access to his own personal vehicle, then the Executive may, at his option, use his own personal vehicle for work purposes and he shall be reimbursed for such use at the initial rate of $0.50/mile, which may be adjusted from time to time.

(c) Vacation. The Executive will be entitled to six (6) weeks’ vacation, without reduction in Salary, each calendar year, at such time or times as will be mutually convenient to him and the Company.  Unused vacation may not be carried over for more than twelve months after the completion of each fiscal year of the Company in which the Executive earned the vacation time.

(d) Expenses. The Executive will be reimbursed by the Company for all reasonable out of pocket expenses actually and properly incurred by him in the discharge of his duties for the Company.  The Executive agrees that such reimbursements will be due after he has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may reasonably be required and requested by the Company.  The Company will issue the Executive a corporate credit card to minimize out of pocket expenses.

(e) Professional Fees and Dues.  The Company will pay, on behalf of the Executive, professional fees and dues or costs of any professional associations, professional development courses,  It will also include mandatory or professional development courses required to allow the Executive to remain in good standing with any professional association of which the Executive is or becomes a member.

5. CONFIDENTIALITY AND RESTRICTIVE COVENANTS

(a) Confidentiality. The term “Confidential Information” means any and all information concerning any aspect of the Company not generally known to persons other than those associated with the Company, but does not include any information that (a) was in the public domain at the time it was communicated to the Executive; (b) entered the public domain subsequent to the time it was communicated to the Executive through no fault of the Executive; (c) was in the Executive’s possession free of any obligation of confidence at the time it was communicated to the Executive; (d) was rightfully communicated to the Executive free of any obligation of confidence subsequent to the time it was communicated to the Executive; (e) was developed by the Executive independently of and without reference to any information communicated to the Executive; or (f) was in response to a valid order by a court or other governmental or judicial body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement.  The Company may disclose, in writing or orally, certain Confidential Information to the Executive.

(b) The Executive acknowledges and agrees that any Confidential Information disclosed to the Executive is in the strictest confidence.  Any Confidential Information disclosed to the Executive, in any form whatsoever is and will be considered confidential and proprietary information of the Company.

(c) Except as authorized by the Company, the Executive will not, except in the course of his duties to the Company:

(d) (a)           duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information; or

(e) (b)           use the Company’s Confidential Information without the prior written consent of the Company.

(f) The Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons.

(g) Any and all know-how, processes, technical information, reports, surveys, analyses, technical, accounting and financial records and similar information and materials received from the Company and any copies or excerpts thereof containing proprietary or Confidential Information will remain the property of the Company.  The Executive will, upon the request of the Company, return to the Company within 30 days all Confidential Information in whatever form.

(h) The restrictive obligations set forth above will not apply to the disclosure or use of any information which:

(i) (a)           is not Confidential Information; or

(j) (b)           is authorized by the Board of the Directors of the Company.

(k) Disclosure of Opportunities. The Executive agrees to communicate at once to the Company all business opportunities and improvements in the nature of the business of the Company which, while his employment continues, he may conceive, make or discover, become aware of, directly or indirectly, or have presented to him in any manner, that relate in any way to the type of business of the Company, either as it is now or as it may develop, and such business opportunities (if accepted by the Company) and improvements will become the exclusive property of the Company without any obligation on the part of the Company to make any payment therefore in addition to the Salary described in this Agreement to the Executive, except the Company agrees that it will not direct or compel the Executive to divulge any information (“Restricted Information”) that is proprietary to any previous employer of the Executive, provided such Restricted Information is identified by the Executive to the Company as such.

(l) Non-Competition. The Executive further agrees that the Executive will not, during the term of the Agreement, either individually or with any other person, whether as principal, agent, officer, manager, employee, or otherwise, directly or indirectly, engage in any business which is competitive with that of the Company or its subsidiaries, or accept employment with or render services to a competitor of the Company except as specifically permitted by the Company.

(m) No Restrictions or Conflicts.  The Executive warrants and represents that he is not subject to any restrictive covenants, and he is not subject to any potential or outstanding conflicts, which will, or may, affect the Executive’s ability to enter into this Agreement and perform the terms hereunder.

6. TERMINATION

(a) Termination by Executive without Cause.  The Executive may terminate his employment hereunder at any time by providing the Company with at least 30 days’ notice in writing to that effect.  The Executive will solely be entitled to receive the full amount of the Salary due through to the Termination Date, vacation pay and reimbursable expenses accrued and unpaid to the Termination Date.

(b) Termination by the Company without Cause.  The Company may terminate the employment hereunder of the Executive, at any time without cause and without any advance notice, by paying to the Executive, as agreed severance, on the fifth business day following Termination Date, an amount equal to:

A. the portion of the Executive's Salary, at the rate in effect at the time of the Notice of Termination (as defined below), then accrued to the Termination Date which has not been paid to the Executive;

B. an amount equal to the amount, if any, of vacation pay and reimbursable expenses accrued and unpaid to the Termination Date; and

C. an amount equal to 24 months’ Salary, at the rate in effect at the time of Notice of Termination, less any applicable statutory deductions.

(c) Termination for Cause. The Company may at any time terminate this Agreement and the employment hereunder of the Executive for cause that would at law permit the Company to, without notice, terminate the employment of the Executive. In such event, the Executive will not be entitled to any compensation, notice or payment in lieu of notice and will solely be entitled to receive the full amount of the Salary due through to the Termination Date, vacation pay and reimbursable expenses accrued and unpaid to the Termination Date.

(d) Resignation, Retirement and Termination for Cause.  If the Executive resigns, retires or otherwise leaves the Company, save and except as described in section 7, or is terminated for cause as described above in subsection (c), then the Executive will not be entitled to any severance payment, damages or other compensation under the terms of this Agreement or otherwise at law.

(e) Incapacity. Subject to the Company’s duty to accommodate, the Company may immediately terminate this Agreement and the employment of the Executive by written Notice of Termination from the Company to the Executive (i) if the Executive will, by reason of illness or mental or physical disability or incapacity be unable to perform his duties hereunder for any 90 consecutive days in any 365 day period or 120 days in the aggregate in any two (2) year period; or (ii) in the event of the total physical and mental incapacity of the Executive to perform his duties hereunder, as assessed by the Company acting reasonably.  Given the Executive’s key position, the parties agree that any absence of the Executive resulting from occurrence of either (i) or (ii) constitutes frustration of contract.   In either such circumstance, the Executive will receive 6 months’ Salary based on the current rate of Salary in effect at the time of payment.

(f) Effect of Death. If the Executive should die during the period of his employment hereunder, termination of his employment will be deemed to have been effected without requirement for Notice of Termination by the Company and the Executive will be entitled to 6 months’ Salary based on the current rate of Salary in effect and any payment to be made to the Executive pursuant to this Agreement will be paid to the legal representatives of the Executive.

(g) Notice of Termination.  Subject to subsection (b), any termination of the Executive by the Company will be communicated by written notice (the “Notice of Termination”).

(h) Termination Date.  The date specified for termination in the Notice of Termination will be the “Termination Date”.

(i) Effect of Termination.  On the termination of his employment for any reason:

A.
the Executive agrees to within 30 days deliver up to the Company, all documents, financial statements, records, plans, drawings and papers of every nature in any way relating to the affairs of the Company and its associated or affiliated companies which may be in his possession or under his control including any containing confidential information and to delete any electronic copies of such documents or information from any personal computers and other personal devices in his possession or control;

B.	all benefit coverage and other perquisites of the Executive’s employment shall cease:

(i)	effective on the Termination Date; or

(j)
(ii)           effective thirty (30) days after the Termination Date, or upon such earlier date as the applicable benefit plan(s) may require, if the Executive’s employment is terminated by the Company without cause;

A.	any existing rights or options of the Executive to acquire shares in the Company shall expire in accordance with the terms of the applicable stock option plan.

(k) No Mitigation. The Executive will not be required to mitigate the amount of any payments provided for hereunder by seeking other employment or otherwise nor will the amount of any payment provided for hereunder be reduced by any compensation earned by the Executive as the result of employment by another company, organization or individual after the Termination Date or otherwise.

(l) No Set-Off.  The Company shall pay for any amounts provided for under any subsection of this section 6 without deduction, abatement or set-off for any reason whatsoever save and except all required tax withholdings and statutory deductions.

7. CHANGE OF CONTROL

(a) Termination after Change of Control. Despite any other provisions in this Agreement, the parties acknowledge that, given the particular enterprise and business of the Company, it is crucial and necessary that the Executive maintain a close relationship with the Company based on mutual loyalty, good faith, respect and trust.  Accordingly, the Company agrees that, if the Executive elects to terminate his employment based on the sole reason that there has been a Change of Control (as defined in subsection 7.4), then the Executive may give Notice of Termination in writing to the Board.  The Notice of Termination must provide at least one month’s notice to the Company.  The Executive must exercise this right within six (6) months of the Change of Control to qualify for the payment and other provisions of subsection (b).

(b) Payment upon Change of Control. The Company will be obligated to provide the Executive with a payment on the fifth business day following expiry of the notice period contained in the Notice of Termination provided pursuant to subsection (a), which will consist of the following amounts:

A. the portion of the Executive’s Salary, at the rate in effect at the time of the Notice of Termination, then accrued to the Termination Date which has not been paid to the Executive;

B. an amount equal to the amount, if any, of vacation pay and reimbursable expenses then accrued to the Termination Date which have not been paid to the Executive; and

C. an amount equal to the Salary otherwise payable to the Executive for the 24 month period following the Termination Date.

(c) Effect of Death.  If the Executive should die after providing Notice of Termination to the Board as a result of a Change of Control, the amount payable to the Executive under section 7 will be paid to the legal representatives of the Executive.

(d) Interim Services to Be Continued. Unless a notice of termination of employment of the Executive has previously been provided either by the Executive or the Company, as notice of his resignation to the Board, in the event that any person, or any person and its affiliates, as such terms are defined in the Canada Business Corporations Act (Canada) (“CBCA”), begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of Company, the Executive agrees that the Executive will not voluntarily terminate this Agreement, and will render services to the Company in the best interests of the shareholders until the earlier of such time that (a) the person has abandoned or terminated efforts to effect a Change of Control of the Company; (b) a Change of Control of the Company has occurred; or (c) 90 days has expired from the date that such person or such person and its affiliates first began a tender or exchange offer, circulated a proxy to shareholders or took other steps to effect a takeover of the control of the Company.

(e) Definition of Change of Control. For purposes of the Agreement, a change of control of the Company (“Change of Control”) means the occurrence of either of:

(a) the purchase or acquisition of any common shares or securities convertible into common shares (“Convertible Securities”) by a Holder (as defined below) which results in the Holder beneficially owning, or exercising control or direction over, common shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holders, the Holders would beneficially own, or exercise control or direction over, common shares of the Company carrying the right to cast more than 50% of the votes attaching to all such common shares; or

(b) approval by the shareholders of the Company of:

(i) an amalgamation, arrangement, merger or other consolidation or combination of the Company with another corporation pursuant to which the shareholders of the Company immediately thereafter do not own shares of the successor or continuing corporation which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation;

(ii) the liquidation, dissolution or winding-up of the Company; or

(iii) the sale, lease or other disposition of all or substantially all of the assets of the Company.

(f) Definition of Holder. For the purposes of this Agreement, “Holder” means a person, a group of persons or persons acting jointly or in concert or persons associated or affiliated, within the meaning of the general laws of the state of Nevada, with any such person, group of persons or any of such persons acting jointly or in concert.

(g) Entitlement to Payments.  For clarity, the Executive is entitled to the receipt of payment under either section 6 or 7, as applicable. Under no circumstances shall the Executive be entitled to payment under both sections 6 and 7.

(h) No Mitigation.  The Executive will not be required to mitigate the amount of any payments provided for under any subsection of this section 7 by seeking other employment or otherwise nor will the amount of any payment provided for in this section 7 be reduced by any compensation earned by the Executive as the result of employment by another company, organization or individual after the Termination Date or otherwise.

(i) No Set-Off.  The Company shall pay any amounts as provided for under any subsection of this section 7 without deduction, abatement or set-off for any reason whatsoever, save and except all required tax withholdings and statutory deductions.

8. FULL SATISFACTION

(a) Full Satisfaction. The Executive agrees to accept the compensation as provided in sections 6 or 7, as the case may be, in full satisfaction of any and all obligations, liability or claim the Executive has or may have against the Company and the Executive agrees to sign and deliver a full and final general release of the Company of all such claims in return for payment of the cash sums provided for in sections 6 or 7, as the case may be, and, upon the Executive accepting the payment, this Agreement will terminate.  The Company will remain bound by the terms of any outstanding option agreements between the Company and the Executive, subject to the terms of the Company’s then applicable stock option plan.

9. INDEMNITY

(a) Indemnity by the Company. Subject to the provisions of the Nevada Revised Statures and the Company’s By-laws, the Company will defend, indemnify and save harmless the Executive from and against all actions, proceedings, demands, claims, liabilities, losses, damages, judgments, special costs and expenses including, without limiting the generality of the foregoing, legal fees and disbursements on a solicitor and his own basis (together with all applicable taxes) which the Executive may be liable to pay or may incur by reason of and in accordance with fulfilling this duties and responsibilities as an Executive of the Company or any prior period in which the Executive was an officer and/or contractor to the Company.

(b) Legal Fees.  The Company shall pay to the Executive all legal and professional fees and expenses, including his own travel costs, incurred by the Executive in seeking to obtain or enforce any right or benefit provided for under this Agreement.

(c) Indemnity by the Executive.  The Executive hereby covenants and agrees to indemnify and hold harmless each of the Company, their respective affiliates and their respective directors, officers, employees and agents (each being hereinafter referred to as an “Indemnified Party” and, if more than one, the “Indemnified Parties”), from and against all losses (other than a loss of profits), claims, damages, liabilities, costs or expenses (including the reasonable fees and expenses of the Company’s counsel that may be incurred in advising with respect to or defending such claim) caused or incurred by or arising, directly or indirectly, from or by reason of:

(d) (a)           any breach of any representation, warranty or covenant of the Executive contained in this Agreement; or

(e) (b)           any outstanding obligation that the Executive has in relation to a former employer or other third party,

(f) in addition, the Executive will reimburse the Indemnified Parties, upon demand, for all reasonable costs, charges and expenses, as incurred, which any of the Indemnified Parties may pay or incur in connection with investigating or disputing any claim or action related thereto.

(g) If any action or claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Executive pursuant to the provisions of subsection 9.3 or if any potential claim contemplated hereby shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Executive in writing; but the omission to notify the Executive will not relieve the Executive from any liability it may otherwise have to the Indemnified Party pursuant to subsection 9.3 except to the extent such omission results in the forfeiture by the Executive of substantive rights or defences. The Executive shall be entitled but not obligated to participate in or assume the defence thereof; provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof; provided that the fees and expenses of such counsel shall be borne by the Indemnified Party unless:

(h) (a)           the employment thereof has been specifically authorized in writing by the Executive;

(i) (b)           the Indemnified Party has been advised by counsel that representation of the Executive and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them;

(j) (c)           there are one or more defences available to the Indemnified Party which are different from or in addition to those available to the Executive; or

(k) (d)           the Executive has failed to assume the defence of such action or claim within a reasonable period of time after receiving notice of such claim or action;

(l) provided that the Executive shall not be required to assume the fees and expenses of more than one counsel to all of the Indemnified Parties. Neither the Executive nor any Indemnified Party shall effect any settlement of any such action or claim or make any admission of liability without the written consent of the other party, such consent to be promptly considered and not to be unreasonably withheld. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified herein obtained by the Indemnified Party from any other person.

(m) The Executive agrees to reimburse the Company monthly for the time spent by the Company’s personnel in connection with any claim, at their normal per diem rates. The Executive also agrees that if any claim will be brought against, or an investigation commenced in respect of, the Executive and personnel of the Company will be required to testify, participate or respond in respect of or in connection with this Agreement, the Company will have the right to employ their own counsel in connection therewith and the Executive will reimburse the Company monthly for the time spent by their personnel in connection therewith, at their normal per diem rates together with such disbursements and reasonable out of pocket expenses as may be incurred, including fees and disbursements of the Company’s counsel.

(n) To the extent that any Indemnified Party is not a party to this Agreement, the Company shall obtain and hold the right and benefit of the indemnity provisions of subsection 9.3 in trust for and on behalf of such Indemnified Party.

10. SUCCESSORS OR ASSIGNS

(a) Successors to the Company. The rights and obligations of the Company under this Agreement will enure to the benefit of and be binding upon the successors or assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that, if the Executive agrees, an express agreement may not be required if such results by operation of law.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder pursuant to section 7 as if such succession had not occurred except that, for purposes of implementing the foregoing, the date of which any such succession becomes effective will be deemed the date of termination.  As used in this Agreement, “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

11. MISCELLANEOUS

(a) Governing Law. This Agreement and the employment of the Executive will be governed, interpreted, construed and enforced according to the laws of the sate of Nevada and the laws of the United States applicable therein.

(b) Benefit Binding. This Agreement will enure to the benefit of and be enforceable by the Executive's legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or, if there be no such designee, to his estate.

(c) Associates and Affiliates. References in this Agreement to “associates” or “affiliates” will mean associates and affiliates as defined in the Nevada Revised Statutes.

(d) Entire Agreement. This Agreement represents the entire agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.

(e) Notice. Any notice, acceptance or other document required or permitted hereunder will be considered and deemed to have been duly given if delivered by hand, facsimile or mailed by postage prepaid and addressed as follows:

To the Company:
Green Carbon Technologies Corp.
1802 North Carson Street, Suite 212
Carson City, Nevada 89701

To the Executive:
Charles Rendina
1991 Lake Whatcom Blvd.
 Bellingham, Washington 98229

or to such other address as any party may specify in writing to the other and will be deemed to have been received, if delivered, on the date of delivery, if faxed, when confirmed to be faxed and if mailed as aforesaid, then on the second business day following the date of mailing thereof provided that if there will be, at the time of mailing or within two business days thereof, a strike, slowdown or other labour dispute which might affect delivery of notice by the mails then the notice will only be effective if actually delivered.

(f) Waiver. The waiver by the Executive or by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

(g) Time. Time will be of the essence of this Agreement.

(h) Currency. All references in this Agreement to dollar amounts will be deemed to refer to funds of Canada.

(i) Invalidity.  In the event that any provision of this Agreement or any part of any provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision or part shall not affect the validity, legality or enforceability of any other provision of this Agreement or the balance of any provision of this Agreement absent such part and such invalid, illegal or unenforceable provision or part shall be deemed to be severed from this Agreement and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision or part had never been inserted in this Agreement.

(j) Voluntary Agreement. The Company and the Executive further acknowledge and declare that they each have carefully considered and understand the terms of employment contained in this Agreement including, but without limiting the generality of the foregoing, the Executive's rights upon termination and the restrictions on the Executive after termination, and acknowledge and agree that the said terms of employment and rights and restrictions upon termination are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.

(k) Independent Legal Advice. The Executive acknowledges and agrees that, with respect to this Agreement, Boughton Law Corporation has acted as legal counsel to the Company only and not to the Executive, and that Boughton Law Corporation has not been engaged to protect the rights and interests of the Executive.  The Executive acknowledges and agrees that the Company and Boughton Law Corporation have given the Executive adequate opportunity to seek, and have recommended that the Executive seek and obtain, independent legal advice with respect to the subject matter of this Agreement and for the purpose of ensuring its rights and interests are protected.  The Executive represents and warrants to the Company and to Boughton Law Corporation that the Executive has sought independent legal advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal advice.  The Executive acknowledges that he has read and understood this provision of this Agreement and indicates so by signing this Agreement.

(l) Board Approval. This Agreement will be subject to the approval of the Board.

(m) Survival. The provisions of sections 5, 8 and 9 and subsection 6(i) will survive the termination of this Agreement.

IN WITNESS WHEREOF the Company has caused its corporate seal to be hereunto affixed by and in the presence of its duly authorized officers on that behalf and the Executive has hereunto set his hand and seal as of the day and year first above written.

)
GREEN CARBON TECHNOLOGIES CORP.	)
by authorized signatory:	)
)
	)	C/S
)
)
)

/s/ Charles Rendina

Charles Rendina